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EXHIBIT 3.1
                          CERTIFICATE OF INCORPORATION

                                       OF

                         MEDICAL ACTION INDUSTRIES INC.


1.       The name of the Corporation is MEDICAL ACTION INDUSTRIES INC.

2. The address of the registered office of the Corporation in Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent is The Corporation Trust Company.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The aggregate number of shares of stock that this Corporation shall have authority to issue is (i) 15,000,000 shares of Common Stock, $.001 par value per share ("Common Stock") and (ii) 5,000,000 shares of Preferred Stock, $.001 par value per share ("Preferred Stock").

         A. COMMON STOCK. The holders of Common Stock shall be entitled to one vote for each share held; the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors; and in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them, respectively.

         B. PREFERRED STOCK. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or not voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and



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              and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as expressly provided elsewhere in this Article FOURTH, no vote of holders of the Preferred Stock or Common Stock shall be required in connection with the designation or the issuance of any shares of any series of any Preferred Stock authorized by and complying with the conditions herein, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation."

5. The affairs, business and property of the Corporation shall be managed and controlled by the Board of Directors. The number of Directors of the Corporation shall not be less than three nor more than eleven, shall be initially fixed at five and may thereafter be changed from time to time by action of not less than a majority of the members of the Board then in office.

         The Board of Directors shall be divided into three classes, as nearly equal in number as possible, with the term of office for one class expiring each year. The initial Board of Directors shall consist of two directors of the first class to be elected to hold office for a term expiring at the first annual meeting of stockholders, one for a term expiring at the second annual meeting of stockholders, and two directors of the third class to be elected to hold office for a term expiring at the third annual meeting of stockholders. At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

         Any vacancies in the Board of Directors for any reason and any newly created directorships resulting from any increase in the number of directors shall be filled by the Board of Directors, acting by not less than a majority of the directors then in office, although less than a quorum. Any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

         Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any director or the entire Board of Directors may be removed only with cause and only by the affirmative vote



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         of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class).

         As used in this Certificate of Incorporation, the term (1) "other entity" shall include any individual, corporation, partnership, person or entity and any other entity with which it or its "affiliate" or "associate", as those terms are defined in Rule 12b-2 (or any successor rule) of the General Rules and Regulations under the Securities Exchange Act of 1934, together with the successors and assigns of such persons in any transaction or series of transactions not involving a public offering of the Corporation's stock within the meaning of the Securities Act of 1933; and (2) the term "continuing director" shall mean a member of the initial Board of Directors of the Corporation, or a member of the Board of Directors of the Corporation who was elected by the public stockholders prior to the time that such other entity acquired shares of stock of the Corporation entitling such other entity to exercise in excess of ten (10%) percent of the total voting power of all classes of stock of the Corporation entitled to vote in the election of directors, or a member of the Board of Directors of the Corporation who was elected or nominated for election by a majority of continuing directors.

6. Nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Such nominations other than by the Board of Directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than ninety (90) days prior to the first anniversary of the date of the last meeting of stockholders of the Corporation called for the election of directors.

         Each notice shall set forth (i) the name, age and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of the corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (iv) the principal occupation or employment of each such nominee; (v) a description of all arrangements or understandings between the stockholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;
         (vi) such other information regarding each such nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors of the Corporation; and (vii) the



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         consent of each such nominee to serve as a director of the Corporation if so elected.

         The Chairman of any meeting of stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, the Chairman shall declare to the meeting and the defective nomination shall be disregarded

         Except as required in the Bylaws no election need be by written ballot.

7. The vote of stockholders of the Corporation required to approve any Business Combination shall be as set forth in this Article 7. The term "Business Combination" shall have the meaning ascribed to it in (a)(B) of this Article; each other capitalized term used in this Article shall have the meaning ascribed to it in (c) of this Article.

         (a)(A) In addition to any affirmative vote required by law or this Certificate of Incorporation and except as otherwise expressly provided in (b) of this Article 7:

         (1) any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Stockholder or (ii) any other corporation or entity (whether or not itself is an Interested Stockholder) which is, or after each merger or consolidation would be, an Affiliate of an Interested Stockholder; or

         (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $5,000,000 or more; or

         (3) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of any Affiliate or any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Interested Stockholder (or such Affiliate) from the Corporation or a Subsidiary; or

         (4) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an



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              Interested Stockholder or any Affiliate of any Interested
              Stockholder; or

         (5) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into the stock of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or any affiliate of any Interested Stockholder;

shall not be consummated without the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors ("Voting Stock"), in each case voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by this Certificate of Incorporation or in any agreement with any national securities exchange or otherwise.

              (B) The term "Business Combination" as used in this Article 7 shall mean any transaction that is referred to in any one or more clauses (1) through (5) of (a)(A) of this Article 7.

         (b) The provisions of (a) of this Article 7 shall not be applicable to any Business Combination in respect of which all of the conditions specified in either of the following paragraphs (A) and (B) are met, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of the Certificate of Incorporation.

              (A) such Business Combination shall have been approved by a majority of the Disinterested Directors, or

              (B) each of the six conditions specified in the following clauses
(1) through (6) shall have been met:

                   (1) the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination (the "Consummation Date") of any consideration other than cash to be received by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:


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              (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Stockholder which were acquired beneficially by such Interested Stockholder (x) within the two year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or

              (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the Determination Date), whichever is higher; and

                   (2) the aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of shares of any other class or series of Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause
         (B)(2) shall be required to be met with respect to each class and series of such outstanding Voting Stock, whether or not the Interested Stockholder beneficially owns any shares of a particular class or series of Voting Stock):

              (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class or series of voting stock beneficially owned by the Interested Stockholder, which were acquired beneficially by such Interested Stockholder (x) within the two year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher;

              (ii) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

              (iii) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or the Determination Date, whichever is higher; and

                   (3) the consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as were previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Stockholder and, if the Interested Stockholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the



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         form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired prior to the Announcement Date; and

                   (4) after such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
         Combination:

              (i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation.

              (ii) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors and (y) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split) recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors; and

              (iii) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which it became an Interested Stockholder; and

                   (5) after such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

                   (6) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).



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         (c) For purposes of this Article 7:

              (A) A "person" shall mean any individual, firm or corporation or other entity.

              (B) "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

                   (1) is the beneficial owner, directly or indirectly, of more than 10 percent of the combined voting power of the then outstanding shares of Voting Stock; or

                   (2) is an Affiliate of the Interested Stockholder and at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

                   (3) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

              (C) A person shall be a "beneficial owner" of any Voting Stock:

                   (1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

                   (2) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

                   (3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares, of Voting Stock.

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              (D) For the purposes of determining whether a person is an
Interested Stockholder pursuant to (c)(B) of this Article 7, the number of shares of Voting Stock deemed to be outstanding shall include shares owned through application of (c)(C) of this Article but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

              (E) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on September 1, 1985.

              (F) "Subsidiary" means any corporation more than 50 percent of whose outstanding stock having ordinary voting power in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more Subsidiaries, provided, however, that for the purposes of the definition of Interested Stockholder set forth (c)(B) of this Article 7 the term "Subsidiary" shall mean only a corporation of which a majority of each class or equity security is owned, directly or indirectly, by the Corporation.

              (G) "Disinterested Director" means any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Stockholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

              (H) "Fair Market Value" means: (1) in the case of stock, the highest closing sale price during the 30 day period immediately preceding the date in question of a share of such stock in the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape on the New York Stock Exchange, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30 day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

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              (I) In the event of any Business Combination in which the
Corporation survives, the phrase "other consideration to be received" as used in
(b)(B)(1) and (2) of this Article 7 shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

              (J) "Announcement Date" means the date of first public announcement of the proposed Business Combination.

              (K) "Determination Date" means the date on which the Interested Stockholder became an Interested Stockholder.

         (d) A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this
Article 7, including, without limitation (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another person, (D) whether the requirements of (b) of this Article 7 have been met with respect to any Business Combination, and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary or Business Combination has, an aggregate Fair Market Value of $5,000,000 or more. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for al purposes of this Article 7.

         (e) Nothing contained in this Article 7 shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

         (f) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal this Article 7 or to adopt any provision inconsistent therewith.

8. Special meetings of the stockholders may be called only by the Board of Directors and the power of stockholders to call a special meeting for any and all purposes whatsoever is specifically denied.

9. Notwithstanding any other provision of this Certificate of Incorporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the corporation), the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal Article 5, 6,



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         8 and 9 of the Certificate of Incorporation; provided, further that the provisions of this Article 9 shall not apply to, and only such vote as shall be required by statute shall be required for, any amendment, alteration, change or repeal recommended to the stockholders by two-thirds of the whole Board of Directors of the Corporation, provided that and so long as majority of the members of the Board of Directors acting upon such matter shall be continuing directors (as defined in Article 5 of this Certificate of Corporation).

10. The Board of Directors shall have the power to make, alter or repeal Bylaws subject to the power of the stockholders to alter or repeal the Bylaws made or altered by the Board of Directors.

11. No person who is or was at any time a director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director; provided, however, that unless and except to the extent otherwise permitted from time to time by applicable law, the provisions of this Article shall not eliminate or limit the liability of a director (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for any act or omission by the director which is not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware law, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date the Liability Amendment becomes effective. No amendment to or repeal of this Article 11 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.



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